Exhibit 99.1

FOR IMMEDIATE RELEASE

E*TRADE FINANCIAL Media Relations Contact
Pam Erickson
617-296-6080
pam.erickson@etrade.com

E*TRADE FINANCIAL Investor Relations Contact
Brett Goodman
646-521-4406
brett.goodman@etrade.com

E*TRADE FINANCIAL PRICES COMMON EQUITY OFFERING

New York, NY, June 19, 2009 – E*TRADE FINANCIAL Corporation (NASDAQ: ETFC) announced the pricing of its registered public offering of 435 million shares of its common stock at $1.10 per share to the public, for gross proceeds before underwriting discounts and commissions of $478.5 million.  The Company has also granted the underwriters an option to purchase up to an additional 65 million shares of common stock on the same terms and conditions to cover over-allotments, if any.  Affiliates of Citadel Investment Group L.L.C purchased 90.9 million additional shares of common stock in the offering, which, upon the closing of the offering, will bring Citadel’s total ownership to approximately 17% of the Company’s common stock. The proceeds from the offering will provide additional equity capital, primarily for E*TRADE Bank and secondarily for other corporate purposes.  The offering is expected to close on June 24, 2009, subject to customary closing conditions.  As a result of the offering, the conversion price of Class A convertible debentures due 2019 and Class B convertible debentures due 2019 to be offered in the Company’s proposed exchange offer will be $1.034 and $1.551 per share, respectively.  The Company intends to commence the exchange offer on June 22, 2009.

J.P. Morgan Securities Inc. and Sandler O’Neill & Partners, L.P. are joint book-running managers and E*TRADE Securities LLC is co-manager of this public offering.

The offering is being made under the Company’s existing shelf registration statement.  Full details of the offering are contained in a prospectus supplement and related base prospectus.  You may get these documents for free by visiting IDEA on the SEC Web site at www.sec.gov.  Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities Inc. toll-free at 866-430-0686 or Sandler O’Neill & Partners, L.P. toll-free at 866-805-4128.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Company’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About E*TRADE FINANCIAL
The E*TRADE FINANCIAL family of companies provides financial services including trading, investing and related banking products and services to retail investors.

Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC).  Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.

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Important Notices

E*TRADE FINANCIAL, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE FINANCIAL Corporation.

Forward-Looking Statements.  The statements contained in this news release that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.  Such statements include those relating to the ability of the Company to complete the public offering.  The uncertainties and risks include, but are not limited to, potential negative regulatory consequences resulting from actions by the OTS or other regulators, potential failure to obtain regulatory and shareholder approval for the Exchange Transactions and related matters.  Additional uncertainties and risks affecting the business, financial condition, results of operations and prospects of the Company include, but are not limited to, potential changes in market activity, anticipated changes in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, rising mortgage interest rates, tighter mortgage lending guidelines across the industry, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, including changes to the U.S. Treasury’s Troubled Asset Relief Program, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the “Risk Factors” section of our preliminary prospectus supplement dated June 17, 2009 and in the information included or incorporated in the annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K previously filed by E*TRADE FINANCIAL Corporation with the SEC (including information under the caption “Risk Factors”).  Any forward-looking statement included in this release speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

© 2009 E*TRADE FINANCIAL Corporation. All rights reserved.